EXHIBIT 10.17.1
Ladenburg Thalmann Financial Services Inc.
153 East 53rd Street, 49th Floor
New York, New York 10022
March 20, 2006
Mr. Mark D. Klein
3 Olmstead Road
Scarsdale, New York 10583
     Re:     Stock Option Agreement
Gentlemen:
     Reference is made to that certain Stock Option Agreement (the “Agreement”), dated as of March 4, 2005, between Mark D. Klein and Ladenburg Thalmann Financial Services Inc. Section 1 is hereby deleted in its entirety and replaced with the following:
          “1. Subject to the terms hereof, the Option may be exercised on or prior to March 4, 2015 (after which date the Option will, to the extent not previously exercised, expire). The Option shall vest and become exercisable as to 500,000 of the Shares on and after the date hereof and as to 1,125,000 of the Shares on and after each of March 4, 2006, 2007, 2008 and 2009, provided you are then employed by the Company and/or one of its present or future subsidiaries or affiliates (for purposes of this Agreement, any other entity controlling, controlled by, or under common control with, the Company); provided, however, that in the event that your employment is terminated by reason of your death or Disability, by the Company without Cause or by you for Good Reason (collectively, “Vesting Events”), all unvested Options that would have vested had you remained employed for the remainder of the then current Employment Period shall vest earlier and become immediately exercisable.”
Except as indicated above, the Agreement shall remain in full force and effect.

LADENBURG THALMANN FINANCIAL SERVICES INC.
By:	/s/ Salvatore Giardina

Acknowledged and agreed this
20th day of March, 2006
/s/ Mark D. Klein
Mark D. Klein